Exhibit 99.1

February 1, 2021

Securities and Exchange Commission
Division of Corporation Finance
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re:	Immunocore Holdings Limited Registration Statement on Form F-1 Filed January 15, 2021 File No. 333-252166
Application for Waiver of Requirements of Form 20-F, Item 8.A.4

Ladies and Gentlemen:

I am the Chief Financial Officer of Immunocore Holdings Limited, a private limited company incorporated under the laws of England and Wales (to be re-registered as a public limited company and re-named Immunocore Holdings plc) (the “Company”). In connection with a proposed initial public offering of the Company’s American Depositary Shares (“ADSs”), each ADS representing the right to receive one ordinary share of the Company, we hereby respectfully request that the U.S. Securities and Exchange Commission (the “Commission”) waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering (“IPO”), the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

Because the Company’s audited financial statements for the year ended December 31, 2020 will not be available until approximately April 1, 2021, at the time of the initial public filing by the Company with the Commission of its Registration Statement on Form F-1 on January 15, 2021 (the “Registration Statement”) and the filing by the Company with the Commission of Amendment No. 1 to the Registration Statement on the date hereof (“Amendment No. 1”), each of the Company’s Registration Statement and Amendment No. 1 satisfied Item 8.A.4 of Form 20-F, which is applicable to the Registration Statement and Amendment No. 1 pursuant to Item 4(a) of Form F-1, because it contained audited financial statements for the two years ended December 31, 2019 and 2018 and unaudited financial statements for the nine months ended September 30, 2020 and 2019, in each case prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.”

See also the Commission’s November 1, 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, in which the Commission notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this request, on behalf of the Company, I represent to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.
The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2020 will be available until April 1, 2021.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

We are filing this letter as an exhibit to Amendment No. 1 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact Courtney Thorne of Cooley LLP at +1 617 937 2318 if you have any questions regarding the foregoing or if we can provide any additional information.

Very truly yours,

/s/ Brian Di Donato
Brian Di Donato
Chief Financial Officer and Head of Strategy